Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to Amendment No. 3 to the Registration Statement (Form F-3) and related Prospectus of IncrediMail Ltd. for the registration of 1,020,000 of its ordinary shares,  we do hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus, as amended by Amendment No. 3, and to the incorporation by reference therein of our report dated March 9, 2011, with respect to the consolidated financial statements of IncrediMail Ltd. and its subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global

Tel-Aviv, Israel
July 19, 2011